Exhibit 10.5

Amended FY06 Quarterly SMI Bonus Plan

Director, Principal, Staff, Staff Associate, and Associate/Clerical

Revised as of December 26, 2006

Plan Objective

The Quarterly SMI Bonus Plan (the “Plan”) is designed to reward eligible employees (“Participants”) for their contribution to the Company’s success through the achievement of specific SMI financial goals in each fiscal quarter during the Company’s fiscal year 2006.

The Company retains the right to amend, supplement, supersede, or terminate the Plan at any time and for any reason. Exceptions to this policy may exist based upon local laws and regulations.

Capitalized terms not defined within the text below are defined in the section of the Plan entitled “Glossary.”

Plan Year/Performance Periods

The Plan year is the Company’s fiscal year 2006. The performance periods are each of the Company’s four fiscal quarters during that fiscal year.

Eligibility

To be eligible, participants must be in a Plan-eligible position as of:

•	September 1st, 2005 to participate in the FY06 Q1 Bonus.

•	December 1st, 2005 to participate in the FY06 Q2 Bonus

•	March 1st, 2006 to participate in the FY06 Q3 Bonus

•	June 1st, 2006 to participate in the FY06Q4 Bonus

Additionally, participants must also be in a Plan-eligible position and on Company Payroll through the following dates, reflecting the last day of each fiscal quarter, respectively:

•	September 25th, 2005 to participate in the FY06 Q1 Bonus

•	December 25th, 2005 to participate in the FY06 Q2 Bonus

•	March 26th, 2006 to participate in the FY06 Q3 Bonus

•	June 30th, 2006 to participate in the FY06 Q4 Bonus

In the U.S., only Regular Full-Time Employees and Regular Eligible Part-Time Employees are eligible to participate in the Plan. Outside the U.S., eligibility is determined by job grade and local legislation.

Employees at the Director WW Job Level who are eligible for Incentive Bonus Plans are also eligible to participate in the Plan on separate terms as set forth herein.

Outsourced Employees are eligible to participate in the Plan on separate terms as set forth herein.

The following individuals are ineligible for Plan participation (exceptions to this policy may exist outside of the U.S. based upon local laws and regulations) :

•	Ineligible Part-Time Employees (as defined in the Glossary)

•	Service Providers.

•	Ineligible Outsourced Employees (as defined in the Glossary)

•	Employees at the Principal WW Job Level and below who are eligible for Incentive Bonus Plans.

•	Employees who are eligible for any other plan that serves as a substitute for, or replacement of, the Plan, as determined the Company, in its sole discretion.

Page 1 of 9	December 23, 2005

Amended FY06 Quarterly SMI Bonus Plan

Director, Principal, Staff, Staff Associate, and Associate/Clerical

Revised as of December 26, 2006

•	Legacy StorageTek and SeeBeyond Employees are not eligible to participate in the Plan with respect to FY06 Q1 and Q2 Bonuses. These employees, when in Plan-eligible positions, will be eligible to participate in the Plan with respect to FY06 Q3 and Q4 Bonuses; however, such participation will be on separate terms, as set forth herein.

•	Employees who received a “3” rating for the Company’s fiscal year 2005 are not eligible to participate in the Plan with respect to FY06 Q1- Q3 Bonuses. Employees who receive a “3” rating for the Company’s fiscal year 2006 are not eligible to participate in the Plan with respect to the FY06 Q4 Bonus.

•	Non- U.S employees at the Staff level (WW Job Level “E”) and below.

Bonus Target Percentage

A Participant’s bonus target percentage under the Plan (“Bonus Target Percentage”) is determined based upon his or her WW Job Level and location:

Location	WW Job Level	U.S. Salary Grade	Bonus Target Percentages
Worldwide	Director – Non-IB	E13 – E15	25%
	Director – IB	E00	15%

U.S	Principal – Non-IB	E/Z-10 to12	15%

Outside of U.S	Principal – Non-IB	E/Z-10 to 12	12%

U.S Only (defined as employees paid on U.S Payroll)	Staff – Non-IB	E/S/Z-7 to 9	8%
	Staff Associate – Non-IB	E/S/Z-4 to 6	8%
	Associate/Clerical – Non-IB	E/S/Z-1-3 and N	3%

The Participant’s Bonus Target Percentage is divided between the four quarters as follows: Q1: 10%; Q2: 25%; Q3: 25%; Q4: 40%, which results in quarterly bonus target percentages (“Quarterly Bonus Target Percentages”), as provided in the table below:

WWJob Level	WW Job level	Annual Bonus Target Percentage	FY06Q1 Bonus Target Percentage	FY06Q2 Bonus Target Percentage	FY06Q3 Bonus Target Percentage	FY06Q4 Bonus Target Percentage
Director	C	25%	2.5%	6.25%	6.25%	10%
Director- IB	C	15%	1.5%	3.75%	3.75%	6%
Principal (U.S)	D	15%	1.5%	3.75%	3.75%	6%
Principal (Non U.S.)	D	12%	1.2%	3.00%	3.00%	4.80%
Staff (U.S.)	E	8%	0.8%	2.00%	2.00%	3.20%
Staff Associate (U.S)	F	8%	0.8%	2.00%	2.00%	3.20%
Associate/ Clerical (U.S)	G/H	3%	0.3%	0.75%	0.755	1.20%

Company Performance Measures

The Plan is based on Company performance against the following measures (the “Company Performance Measures”):

1. FY06 Q1- quarterly Operating Income;

Page 2 of 9	December 23, 2005

Amended FY06 Quarterly SMI Bonus Plan

Director, Principal, Staff, Staff Associate, and Associate/Clerical

Revised as of December 26, 2006

2. FY06 Q2 - quarterly Operating Income;

3. FY06 Q3 – quarterly Operating Income; and

4. FY06 Q4- quarterly Operating Income, annual Free Cash Flow and annual Revenue.

For FY06 Q4, quarterly Operating Income, annual Free Cash Flow, and annual Revenue are relatively weighted as follows: 50%, 25% and 25%.

Operating Income: For purposes of calculating the bonus accrual under the Plan, “Operating Income” is defined as Operating Income, calculated on a GAAP basis, adjusted to exclude the impact of the following:

•	Restructuring charges

•	In process R & D charges

•	Intangible impairment charges

•	Stock Compensation Expense

In addition, any significant one-time event in excess of $20 million (income or expense) may be included or excluded at the discretion of the Leadership Development and Compensation Committee of the Board of Directors (the “LDCC”) . Significant changes to operations may result in changes to the Plan at LDCC discretion.

Free Cash Flow: For purposes of calculating the bonus accrual under the Plan, “Free Cash Flow” is defined as Cash Flow from Operations, calculated on a GAAP basis, less expenditures on Capital and Spares , adjusted for cash flow associated with:

•	Restructuring Activity

•	Real Estate Transactions

In addition, the cash flows related to any significant one-time event in excess of $20 million (positive or negative) may be included or excluded at the discretion of the LDCC. Significant changes to operations may result in changes to the Plan at LDCC discretion.

Revenue: “Revenue” is defined as net revenue as reported in the Company’s consolidated operations analysis.

Bonus Plan Funding Percentage

The Company uses a schedule (the “Quarterly Bonus Funding Schedule”), which provides percentages based upon the Company’s actual performance against the Company’s goal(s) with respect to the Company Performance Measures for each quarter. The Bonus Plan Funding Percentage is determined for each fiscal quarter as follows:

1. With respect to FY06 Q1-Q3 : By referring to the Quarterly Bonus Funding Schedule, which provides a percentage based on the Company’s actual performance against its goal with respect to quarterly Operating Income.

2. With respect to FY06 Q4 for Participants other than Legacy StorageTek and SeeBeyond Employees and new hires in FY06 Q3 and Q4: By referral to the Quarterly Bonus Funding Schedule, which provides percentages based on the Company’s actual performance against its goals with respect to quarterly Operating Income, annual Free Cash Flow and annual Revenue and then relatively weighting these percentages as described above under the heading “Company Performance Measures.” With respect to each fiscal quarter, this percentage is referred to as the “Bonus Plan Funding Percentage”.

Page 3 of 9	December 23, 2005

Amended FY06 Quarterly SMI Bonus Plan

Director, Principal, Staff, Staff Associate, and Associate/Clerical

Revised as of December 26, 2006

3. With respect to FY06 Q4 for Participants who are Legacy StorageTek and SeeBeyond Employees or new hires in FY06 Q3 or Q4: By referral to the Quarterly Bonus Funding Schedule, which provides percentages based on the Company’s actual performance against its goals with respect to quarterly Operating Income (“Operating Income Percentage”), annual Free Cash Flow (“Free Cash Flow Percentage”) and annual Revenue (“Revenue Percentage”)

Individual Performance

A percentage will be applied to a Participant’s FY06 Q4 bonus calculation ranging from 0%-200% based upon the Participant’s annual performance (the “Individual Performance Percentage”).

Eligible Wages

For Participants who are classified by the Company as exempt or salaried non-exempt, Quarterly Eligible Wages are generally calculated by dividing the number of calendar days of a Participant’s active employment by the Company in a fiscal quarter by the number of calendar days in that quarter and multiplying the resulting percentage by the Participant’s annual base salary on the last day of that fiscal quarter. For Participants who are paid hourly, in lieu of the annual base salary figure, an annual wage figure (the “annual wage”) is determined for purposes of this calculation based upon the Participant’s hourly rate and the schedule of hours worked. For U.S. non-exempt and non-exempt salaried Participants, the annual salary or annual wage figure includes overtime pay (e.g. Shift-differential, Standby/Call-out pay) earned during the Plan year.

An exception applies in determination of eligible wages for FY06 Q4 with regard to Participants hired by the Company on or after the start of FY06 Q3 and for Legacy StorageTek and SeeBeyond Employees who otherwise meet eligibility criteria on or after the start of FY06 Q3. For this population, two eligible wages are calculated: (1) Quarterly Eligible Wages; and (2) annual eligible wages, which are calculated by dividing the number of days the Participant is in the Company eligible position in FY06 Q3 and Q4 by the number of calendar days in the fiscal year and multiplying the resulting percentage by the Participant’s annual base salary on the last day of that quarter (or annual wage, as applicable) (“Annual Eligible Wages”).

Quarterly Eligible Wages and Annual Eligible Wages for all Participants exclude relocation allowances, expense reimbursements, tuition reimbursement, car/transportation allowances, expatriate allowances, long-term disability payments, retention bonuses or other retention premium payments, as well as other commissions and bonuses paid during the Plan year. Quarterly Eligible Wages and Annual Eligible Wages are calculated at On-Target Earnings for SMI bonus plan participants who are on Incentive Bonus Plans. For countries outside of the U.S., the eligible wage calculation(s) are subject to local regulations and practices.

The Company reserves the right to pro-rate Plan bonus amounts, in the manner it deems appropriate, based upon any material change (as determined by the Company) in the Participant’s position or annual compensation. In the event the Participant experiences a Status Change during a fiscal quarter, the Company reserves the right to pro-rate a Participant’s Eligible Wages, as determined in its sole discretion. The methods for determining Quarterly Eligible Wages and Annual Eligible Wages in the most common Status Change situations will use the above formulas, as modified below:

For Participants who move from one target award level to another, the Company will utilize separate calculations for each level, using the last annual base salary (or annual wage, as applicable) for each applicable level.

For Participants who retire, become disabled, or die during a quarter within the fiscal year (who may receive a prorated bonus for that quarter, at the Company’s discretion) the Company will utilize their last annual base salary (or annual wage, as applicable) of record in the eligible position.

Page 4 of 9	December 23, 2005

Amended FY06 Quarterly SMI Bonus Plan

Director, Principal, Staff, Staff Associate, and Associate/Clerical

Revised as of December 26, 2006

For a Participant on a paid leave of absence during any quarter of the Plan year, the Company will utilize the the last annual base salary (or annual wage, as applicable) of record for the time the Participant was both actively working and designated on a paid leave status and shall consider the period the Participant is designated as active and the period the Participant is designated as on “Paid Leave” for purposes of determining the “active” days in the quarter . “Paid leave status” will not include any period of time in which the Participant receives earnings from short-term and/or long-term disability except, as required by law.

For Outsourced Employees, the Company will utilize the last annual base salary (or annual wage, as applicable) of record in the Plan-eligible position at the Company and the number of days in the Plan-eligible position during the relevant period. In order to be eligible, those employees must have been employed by the Company in a Plan- eligible position during the quarter in which they transfer. Exceptions to this policy may exist outside of the U.S. based upon local laws and regulations.

For Participants who change from a Plan-ineligible position to a Plan-eligible position (or vice versa), the Company will utilize the last annual base salary (or annual wage, as applicable) in the Plan-eligible position and consider the number of days the Participant is in the Plan-eligible position.

For Participants who experience a change in scheduled hours of work per week, the Company will utilize separate calculations for each Plan-eligible work schedule, using the last annual base salary (or annual wage, as applicable) for each Plan-eligible work schedule within the fiscal quarter and considering the number of days the Participant is in each Plan-eligible position.

Bonus Calculation

FY06 Q1-Q3 – All Participants

A Participant’s quarterly bonus payment for FY06 Q1-Q3 will be calculated as follows:

Quarterly Bonus Target Percentage
x Bonus Plan Funding Percentage
x Quarterly Eligible Wages
= Actual Quarterly Bonus Payment*

Example: In FY06 Q2, if the Company achieves 100% of its Operating Income goal, the actual quarterly bonus payment of a Staff Associate who is irregular Full-Time Employee with Quarterly Eligible Wages of $50,000 will be calculated as follows:

Quarterly Bonus Target Percentage		2%
Bonus Plan Funding Percentage	X	100%
Quarterly Eligible Wages	X	$50,000
Actual Quarterly Bonus Payment for FY06 Q2*		$1,000

FY06 Q4 – All Participants Except Legacy StorageTek and SeeBeyond Employees and New Hires in FY06 Q3 and Q4

A Participant’s (other than a Participant who is a Legacy StorageTek or SeeBeyond Employee or a new hire during FY06 Q3 or Q4) quarterly bonus payment for FY06 Q4 will be calculated as follows:

   Quarterly Bonus Target Percentage

x Bonus Plan Funding Percentage

x Individual Performance Percentage

x Quarterly Eligible Wages

= Actual Quarterly Bonus Payment*

Page 5 of 9	December 23, 2005

Amended FY06 Quarterly SMI Bonus Plan

Director, Principal, Staff, Staff Associate, and Associate/Clerical

Revised as of December 26, 2006

Example: In FY06 Q4, if the Company achieves 100% of its quarterly Operating Income goal, 70% of its annual Free Cash Flow goal, and 90% of its annual Revenue goal, the actual quarterly bonus payment of a Staff Associate who is a Regular Full-Time Employee with Quarterly Eligible Wages of $50,000 and an Individual Performance Percentage of 125% will be calculated as follows:

Step One – Determine Bonus Plan Funding Percentage:

Company Actual Performance for FY06 Q4	Percentage from Schedule	Relative Weighting
Quarterly Operating Income – 100%	100%	50%
Annual Free Cash Flow – 70%	70%	25%
Annual Revenue – 90%	90%	25%
Bonus Plan Funding Percentage		90%

Step Two – Determine actual quarterly bonus payment:

Quarterly Bonus Target Percentage		3.20%
Bonus Plan Funding Percentage	X	90%
Individual Performance Percentage	X	125%
Quarterly Eligible Wages	X	$50,000
Actual Quarterly Bonus Payment for FY06 Q4*		$1,800

FY06 Q4 – Legacy StorageTek and SeeBeyond Employees and New Hires in FY06 Q3 and Q4

The quarterly bonus payment for FY06 Q4 of a Participant who is a Legacy StorageTek or SeeBeyond Employee or a new hire in FY06 Q3 or Q4, with the same assumptions used in the prior example above (with regard to financial performances on key measures and individual performance Percentage), would be determined as follows:

Step One – Determine Annual Eligible Wages

Salary on Last Day of FY06 Q4		$50,000
Number of days in eligible position in FY06 Q3 and Q4 divided by the number of days in fiscal year	X	40%
Annual Eligible Wages		$20,000

Page 6 of 9	December 23, 2005

Amended FY06 Quarterly SMI Bonus Plan

Director, Principal, Staff, Staff Associate, and Associate/Clerical

Revised as of December 26, 2006

Step Two – Determine Operating Income Factor (Using Quarterly Eligible Wages):

Quarterly Eligible Wages		$50,000
Operating Income Percentage (With 50% Weighting: 100% x 0.50= 50%)	X	50%
Quarterly Bonus Target	X	3.2%
Operating Income Factor		$1,600

Step Three – Determine Free Cash Flow Factor (Using Annual Eligible Wages):

Annual Eligible Wages		$20,000
Free Cash Flow Percentage (With 25% Weighting: 70% x 0.25= 17.5%)	X	17.5%
Quarterly Bonus Target	X	3.2%
Free Cash Flow Factor		$112

Step Four – Determine Revenue Factor (Using Annual Eligible Wages):

Annual Eligible Wages		$20,000
Revenue Percentage (With 25% Weighting: 90% x 0.25= 22.5% )	X	22.5%
Quarterly Bonus Target	X	3.2%
Revenue Factor		$576

Step Five – Determine Company Performance Factor

Operating Income Factor		$800
Free Cash Flow Factor	+	$112
Revenue Factor	+	$144
Company Performance Factor		$1,056

Step Six – Determine FY06 Q4 Bonus:

Company Performance Factor		$1,056
Individual Performance Percentage	X	125%
Actual Quarterly Bonus Payment for FY06 Q4*		$1,320

*	Before applicable taxes and other withholdings, if any.

Bonus Payment

In the U.S., bonus awards are taxable income, and will generally be paid within 2 and half months after the close of each fiscal quarter. Bonuses are paid in accordance with local payroll schedules in countries outside the U.S and subject to local and regional tax provisions.

Page 7 of 9	December 23, 2005

Amended FY06 Quarterly SMI Bonus Plan

Director, Principal, Staff, Staff Associate, and Associate/Clerical

Revised as of December 26, 2006

Communication of Results

With respect to any particular fiscal quarter during fiscal year 2006, results will be communicated as soon as possible after the Company’s quarterly financial results are publicly announced.

General Provisions and Plan Governance

The Company is the Plan Administrator. The Company shall make such rules, regulations, interpretations and computations and shall take such other action to administer the Plan as it may deem appropriate. The Board of Directors and Management have the discretion to include or exclude any non-operating items for funding purposes. The establishment of the Plan shall not confer any legal rights upon any employee or other person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a participant in the Plan. This Plan shall be construed, administered and enforced by the Company, in its sole discretion. The laws of the State of California will govern any legal dispute involving the Plan. The Company may at any time alter, amend or terminate the Plan.

Glossary of Terms

Business Process Outsourcing: an SMI-wide initiative, as determined by GBS in its sole discretion, which identifies and implements alternative resourcing strategies that will help the Company’s efforts to develop a flexible, highly scalable workforce that takes advantage of the best available talent worldwide.

Company: The Company and its subsidiaries.

Global Business Services (GBS): The organization that develops and implements an SMI global resourcing strategy and a model aimed at increasing workforce effectiveness and scalability, and improving overall competitiveness by making cost improvements and taking advantage of the best talent and skills worldwide.

Incentive Bonus Plan: A variable sales compensation plan in the form of a bonus based on the achievement of financial metrics such as revenue or contribution, or other performance measures.

Ineligible Outsourced Employees: Employees who are hired by an Outsourcing Service Provider to do work which is not part of a Business Process Outsourcing and employees whose jobs are outsourced but do not transition to the Outsourcing Service Provider.

Ineligible Part-time Employee: A regular employee, as internally designated by the Company in its sole discretion, who is paid directly through the Company’s payroll who is scheduled to work fewer than 20 hours per week. If the Company has not classified an individual as an employee on the date his or her service with the Company is terminated and, for that reason, has not withheld employment taxes with respect that individual, and the individual is later determined retroactively to have been a common-law employee of the Company, whether by the Company, a governmental agency or a court, the individual will nevertheless be ineligible to receive Plan benefits.

Legacy StorageTek or SeeBeyond Employee: A former StorageTek or SeeBeyond employee who was hired by the Company as a result of the 2005 acquisitions of StorageTek or SeeBeyond, respectively.

On-Target Earnings: For employees on an Incentive Bonus Plan, the sum of the annual base salary and the target annual incentive bonus.

Page 8 of 9	December 23, 2005

Amended FY06 Quarterly SMI Bonus Plan

Director, Principal, Staff, Staff Associate, and Associate/Clerical

Revised as of December 26, 2006

Outsourced Employees: Regular Full-Time Employees and Regular Eligible Part-Time Employees who, during a fiscal quarter, transition to an Outsourcing Service Provider in order to provide services as part of a Business Process Outsourcing, as determined by GBS in its sole discretion.

Outsourcing Service Provider: The third party vendor with whom the Company has contracted for the Business Process Outsourcing.

Regular Eligible Part-Time Employee: A regular employee, as designated by the Company in its sole discretion, who is paid directly through the Company’s payroll and who is scheduled to work 20 hours or more but less than 40 hours per week and is not an intern, visiting professor, vendor, consultant, partner, or contractor.

Regular Full-time Employee: A regular employee, as internally designated by the Company in its sole discretion, who is paid directly through the Company’s payroll who is scheduled to work 40 hours per week and is not an intern, visiting professor, vendor, consultant, partner, or contractor. If the Company has not classified an individual as an employee on the date his or her service with the Company is terminated and, for that reason, has not withheld employment taxes with respect that individual, and the individual is later determined retroactively to have been a common-law employee of the Company, whether by the Company, a governmental agency or a court, the individual will nevertheless be ineligible to receive Plan benefits.

SeeBeyond: SeeBeyond Technology Corporation.

Service Providers: Temporary workers, contractors, vendors, partners, interns, visiting professors and all other workers who are not Regular Full-Time Employees or Regular Eligible Part-Time Employees, as determined by the Company, in its sole discretion.

Status Change: Participants who transition from one Bonus Target Percentage to another during a fiscal quarter, Participants who experience an unpaid leave of absence, Participants who transition from a Plan-eligible position to a Plan-ineligible position (or vice versa), a change in scheduled hours of work, Outsourced Employees, Participant’s who are hired after the beginning of a fiscal quarter, a Participant who retires, [becomes disabled] or [who dies] during a fiscal quarter.

StorageTek: StorageTek Technology Corporation.

WW Job Level: A universal worldwide global grouping of jobs into broadly defined categories, typically based on the degree of skill/competency/responsibility required for the position.

Page 9 of 9	December 23, 2005